Exhibit 10.3

INCENTIVE STOCK OPTION AWARD CERTIFICATE

Non-transferable

GRANT TO

(the “Optionee”)

the right to purchase from ScanSource, Inc. (the “Company”)

_____________ shares of its common stock, no par value, at the price of $_______ per share (the “Shares”)

pursuant to and subject to the provisions of the ScanSource, Inc. Amended and Restated 2002 Long-Term Incentive Plan (the “Plan”) and to the terms and conditions set forth in this Award Certificate (the “Award Certificate”).

By accepting the Incentive Stock Option (the “Option”) described herein, the Optionee shall be deemed to have agreed to the terms and conditions set forth in this Award Certificate and the Plan and understands and agrees that this Award Certificate constitutes an agreement between the Optionee and the Company.

Unless vesting is accelerated in accordance with the Plan or the Award Certificate, the Option shall vest and become exercisable ratably in three annual installments, commencing as of the first anniversary of the Grant Date (as defined below), provided that Grantee has been continuously employed by the Company: from the Grant Date until each respective anniversary of the Grant Date.

IN WITNESS WHEREOF, ScanSource, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be executed as of the Grant Date.

SCANSOURCE, INC.

By:	_____________________
Its:	Authorized Officer

Grant Date (the “Grant Date”):

Updated 12/09

AWARD CERTIFICATE TERMS AND CONDITIONS

1. Grant of Option. ScanSource, Inc. (the “Company”) hereby grants to the Optionee named on Page 1 hereof (the “Optionee”), under the ScanSource, Inc. Amended and Restated 2002 Long-Term Incentive Plan (the “Plan”), an Incentive Stock Option (the “Option”) to purchase from the Company, on the terms and on conditions set forth in this Award Certificate, the number of shares indicated on Page 1 of the Company’s no par value common stock, at the exercise price per share set forth on Page 1. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. Vesting of Option. The Option shall vest and become exercisable in accordance with the schedule shown on page 1 of this Award Certificate. Notwithstanding the foregoing vesting schedule, (a) upon the Optionee’s death or Disability during his or her Continuous Status as a Participant, or (b) upon the Optionee’s Retirement, or (c) if the Optionee’s employment is terminated by the Company without Cause or by the Optionee for Good Reason within twelve (12) months after the effective date of a Change in Control, then the Option shall become fully vested and exercisable.

3. Term of Option and Limitations on Right to Exercise. The term of the Option will be for a period of ten years, expiring at 5:00 p.m., Eastern Time, on the tenth anniversary of the Grant Date (the “Expiration Date”). To the extent not previously exercised, the Option will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

(a) Three months after the termination of the Optionee’s Continuous Status as a Participant for any reason other than (i) termination for Cause or (ii) by reason of the Optionee’s death or Disability.

(b) Twelve months after the date of the termination of the Optionee’s Continuous Status as a Participant by reason of Disability.

(c) Twelve months after the date of the Optionee’s death, if the Optionee dies while employed, or during the three-month period described in subsection (a) above or during the twelve-month period described in subsection (b) above and before the Option otherwise lapses. Upon the Optionee’s death, the Option may be exercised by the Optionee’s beneficiary designated pursuant to the Plan.

(d) 5:00 p.m., Eastern Time, on the date of the termination of the Optionee’s Continuous Status as a Participant if such termination is for Cause.

Subject to compliance with Section 409A of the Code, the Committee may, prior to the lapse of the Option under the circumstances described in sections (a), (b), (c) or (d) above, extend the time to exercise the Option as determined by the Committee in writing, but if the Option is so extended, then to the extent that the Option is exercised more than three months after the termination of the Optionee’s employment other than by death or Disability, or more than one year after the Optionee’s Disability, the Option will automatically become a Non-Qualified Stock Option. If the Optionee or his or her beneficiary exercises the Option after termination of employment or service, the Option may be exercised only with respect to the portion of the Option that was otherwise vested on the date of the Optionee’s termination of employment or service, including any portion of the Option that became vested by acceleration under section 2.

4. Exercise of Option. The Option shall be exercised by (a) written notice directed to the Secretary of the Company or his or her designee at the address and in the form specified by the Secretary from time to time, and (b) payment to the Company in full for the Shares subject to such exercise (unless the exercise is a broker-assisted cashless exercise, as described below). If the person exercising the Option is not the Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option. Payment for such Shares shall be in (a) cash, (b) Shares previously acquired by the purchaser, (c) withholding of Shares from the Option, or (d) any combination thereof, for the number of Shares specified in such written notice. The value of surrendered or withheld Shares for this purpose shall be the Fair Market Value as of the last trading day immediately prior to the exercise date. To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and any limitations as may be applied from time to time by the Committee (which need not be uniform), the Option may be exercised through a broker in a so-called “cashless exercise” whereby the broker sells Shares subject to the Option on behalf of the Optionee and delivers cash sales proceeds to the Company in payment of the exercise price. In such case, the date of exercise shall be deemed to be the date on which notice of exercise is received by the Company and the exercise price shall be delivered to the Company by the settlement date

5. Notification of Disposition; Withholding; Tax Matters. The Optionee agrees to notify the Company in writing within 30 days of any disposition of Shares acquired by the Optionee pursuant to the exercise of the Option, if such disposition occurs within two years of the Grant Date, or one year of the date of exercise, of the Option. The Company or any Affiliate has the authority and the right to deduct or withhold, or require the Optionee to remit to the Company or an Affiliate, an amount sufficient to satisfy any federal, state, and local taxes required by law to be withheld with respect to the Option or the Shares. The withholding requirement may be satisfied, in whole or in part, at the election of the Company, by withholding from the Shares otherwise issuable that number of Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The obligations of the Company under this Award Certificate will be conditional on such payment or arrangements, and the Company or, where applicable, its Affiliates, will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Optionee. The Optionee acknowledges that the Company has made no warranties or representations to the Optionee with respect to the legal, tax or investment consequences (including but not limited to income tax consequences) related to the grant of the Option or the acquisition or disposition of the Shares (or any other benefit), and the Optionee is in no manner relying on the Company or its representatives for legal, tax or investment advice related to the Option or the Shares. The Optionee acknowledges that there may be adverse tax consequences upon the grant of the Option and/or the acquisition or disposition of the Shares subject to the Option and that the Optionee has been advised that he or she should consult with his or her own attorney, accountant and/or tax advisor regarding the transactions contemplated by the Option and this Award Certificate. The Optionee also acknowledges that the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Optionee.

6. Beneficiary Designation. The Optionee may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Optionee hereunder and to receive any distribution with respect to the Option upon the Optionee’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights hereunder is subject to all terms and conditions of this Award Certificate and the Plan and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Optionee, the Option may be exercised by the legal representative of the Optionee’s estate, and payment shall be made to the Optionee’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by the Optionee at any time provided the change or revocation is filed with the Company.

7. Limitation of Rights. The Option does not confer to the Optionee or the Optionee’s beneficiary designated pursuant to section 6 any rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with the exercise of the Option. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate the Optionee’s employment or service at any time, nor confer upon the Optionee any right to continue in the employ or service of the Company or any Affiliate.

8. Restrictions on Transfer and Pledge. No right or interest of the Optionee in the Option may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of the Optionee to any other party other than the Company or an Affiliate. The Option is not assignable or transferable by the Optionee other than by will or the laws of descent and distribution (or as otherwise provided under the Plan). The Option may be exercised during the lifetime of the Optionee only by the Optionee.

9. Interpretation. It is the intent of the parties hereto that the Option qualifies for incentive stock option treatment pursuant to, and to the extent permitted by, Section 422 of the Code. All provisions hereof are intended to have, and shall be construed to have, such meanings as are set forth in applicable provisions of the Code and Treasury Regulations to allow the Option to so qualify. To the extent that any portion of the Option fails to qualify for incentive stock option treatment pursuant to Section 422 of the Code, such nonqualifying portion of the Option shall be a Non-Qualified Stock Option.

10. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.

11. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

12. Severability. If any one or more of the provisions contained in this Award Certificate is invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13. Notice. Notices and communications under this Award Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to: ScanSource, Inc., 6 Logue Court, Greenville, SC 29615, Attn: Secretary, or any other address designated by the Company in a written notice to the Optionee. Notices to the Optionee will be directed to the address of the Optionee then currently on file with the Company, or at any other address given by the Optionee in a written notice to the Company.